Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of China Internet Nationwide Financial Services Inc. on Form S-8 file No. 333-225674 of our report dated May 15, 2018, with respect to our audits of the consolidated financial statements of China Internet Nationwide Financial Services Inc. as of December 31, 2017 and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 20-F of China Internet Nationwide Financial Services Inc. for the year ended December 31, 2018.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, NY

May 10, 2019